UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 24, 2014

IMPRIMIS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35814	45-0567010
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

12264 El Camino Real, Suite 350
San Diego, CA	92130
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (858) 704-4040

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 24, 2014, (the “Effective Date”), Imprimis Pharmaceuticals, Inc. (the “Company”) entered into a license agreement (the “Agreement”) with Urigen Pharmaceuticals, Inc. (“Urigen”), pursuant to which Urigen granted to Imprimis a license under certain U.S. patents and patent applications to develop and sell in the U.S. Urigen’s URG101 product (the “Product”), a lidocaine and heparin compounded formulation, for the prevention or treatment of disorders of the lower urinary tract. Such license is non-exclusive; provided that, between the six-month anniversary of the Effective Date and the 12-month anniversary of the Effective Date, the Company will have the right, at its option, to convert such non-exclusive license to an exclusive license for the remaining term of the Agreement, subject only to certain specified existing sublicenses (the “Existing Sublicenses”).

As consideration for the license granted under the Agreement, the Company has agreed to pay Urigen annual tiered royalties based on its sales of the Product, subject to certain minimum annual royalty payments. The annual tiered royalties consist of the greater of (i) a minimum amount per dose, and (ii) 15% - 20% of the Company’s net sales of the Product, with such royalty range depending on the Company’s aggregate sales of Product during the period to which the royalty payment applies. The minimum annual royalty payment consists of (a) for the calendar year during with the license grant may convert from a non-exclusive license to an exclusive license as described above, the greater of (i) 110% of the aggregate royalties paid to Urigen under the Existing Sublicenses during the preceding 12 months, on a prorated basis, and (ii) $800,000, less the aggregate royalties paid to Urigen under the Existing Sublicenses during such calendar year, and (b) for each calendar year thereafter, 110% of the aggregate amount owed by the Company to Urigen under the Agreement during the prior calendar year. The Company is obligated to pay such royalties beginning with its first commercial sale of the Product and continuing until the expiration of the patents subject to the license granted under the Agreement. The Company has also agreed to use commercially reasonable efforts to develop and commercialize the Product according to the terms of a diligence plan agreed to by the parties, which efforts will include, without limitation, the Company’s investment of $2 million in commercialization efforts of the Product, which investment and timeline can be adjusted dependent market circumstances.

Subject to certain conditions and each party’s right to terminate the Agreement earlier under certain circumstances, the Agreement will continue in effect until the expiration of the Company’s royalty obligations under the Agreement. The Agreement between the Company and Urigen terminates upon the first commercial sale of the Product by Urigen, its affiliates, or a third party after the U.S. Food and Drug Administration (the “FDA”) grants Urigen approval to market the Product in the U.S., if market approval is granted. The Company shall have the option, at its discretion, to become a non-exclusive distributor of the Product following the FDA granting Urigen such market approval.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by the complete text of such document, a copy of which is attached as an exhibit to this Current Report on Form 8-K and incorporated herein by reference. The Company issued a press release on October 29, 2014 announcing the Agreement, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

10.1	License Agreement, dated as of October 24, 2014, between Urigen Pharmaceuticals, Inc. and Imprimis Pharmaceuticals, Inc.

99.1	Press release issued by Imprimis Pharmaceuticals, Inc. dated October 29, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPRIMIS PHARMACEUTICALS, INC.

Dated: October 29, 2014	By:	/s/ Andrew R. Boll
	Name:	Andrew R. Boll
	Title:	Vice President, Accounting and Public Reporting

EXHIBIT INDEX

Exhibit	Description

10.1	License Agreement, dated as of October 24, 2014, between Urigen Pharmaceuticals, Inc. and Imprimis Pharmaceuticals, Inc.

99.1	Press release issued by Imprimis Pharmaceuticals, Inc. dated October 29, 2014